Exhibit 99.1
GAYLORD ENTERTAINMENT COMPANY REPORTS THIRD QUARTER
2010 RESULTS
— Adjusted Gaylord Hotels (excluding Gaylord Opryland, but including the Radisson) RevPAR increased 11.0 percent and Adjusted Gaylord Hotels Total RevPAR increased 15.1 percent in the
Third Quarter of 2010 —
— Advance group bookings remain strong —
NASHVILLE, Tenn. (November 2, 2010) — Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the third quarter of 2010. Highlights from the third quarter include:
•	Consolidated revenue decreased 20.3 percent to $158.3 million in the third quarter of 2010 from $198.5 million in the same period last year, and included the impact of the temporary closure of Gaylord Opryland and certain of the Company’s other Nashville-based assets due to the flood damage suffered on May 3, 2010. Adjusted Gaylord Hotels total revenue (which excludes Gaylord Opryland, but includes the Radisson) increased 15.2 percent to $146.8 million in the third quarter of 2010 compared to $127.5 million in the prior-year quarter. Adjusted Gaylord Hotels and adjusted hospitality segment results exclude Gaylord Opryland, but include the Radisson for all periods presented unless specifically noted otherwise. Adjusted Gaylord Hotels revenue per available room[1] (“RevPAR”) increased 11.0 percent and Adjusted Gaylord Hotels total revenue per available room[2] (“Total RevPAR”) increased 15.1 percent in the third quarter of 2010 compared to the third quarter of 2009. Adjusted Gaylord Hotels Total RevPAR performance in the third quarter of 2010 was impacted by increases in outside the room revenue and by declines in attrition and cancellation fee revenues which were elevated throughout 2009, but declined in the first nine months of 2010 as occupancy levels recovered and demand built. Adjusted Gaylord Hotels Total RevPAR for the third quarter of 2010 included attrition and cancellation fees of approximately $1.6 million collected during the quarter compared to $3.8 million collected in the prior-year quarter.

•	Loss from continuing operations was $31.8 million, or a loss of $0.67 per diluted share (based on 47.2 million weighted average shares outstanding) in the third quarter of 2010 compared to a loss from continuing operations of $6.3 million, or $0.15 per diluted share, in the prior-year quarter (based on 41.1 million weighted average shares outstanding). Loss from continuing operations in the third quarter of 2010 included $6.0 million in pre-tax casualty loss expenses associated with the flood damage at the Company’s Nashville properties, as well as $25.5 million in preopening costs associated with efforts to reopen the Nashville properties. Casualty loss and preopening costs have been segregated from the normal operating costs of the Company and presented separately in the accompanying financial information. Loss from continuing operations in the third quarter of 2010 also included a pre-tax $2.5 million non-cash charge to recognize compensation expense related to amendments to certain executives’ restricted stock unit agreements. Loss from continuing operations in the third quarter of 2009 included a pre-tax $3.0 million non-cash charge to recognize compensation expense related to the surrender of certain executives’ stock options.

•	Adjusted EBITDA[3], which includes casualty and preopening costs, was a loss of $7.4 million in the third quarter of 2010 compared to income of $35.9 million in the prior-year quarter.

•	Consolidated Cash Flow[4] (“CCF”) decreased 46.8 percent to $21.9 million in the third quarter of 2010 compared to $41.1 million in the same period last year. CCF in the third quarter of 2010 was reduced by a casualty loss impact of $4.8 million, as well as approximately $2.5 million in expense associated with amendments to certain executives’ restricted stock unit agreements.

•	Gaylord Hotels (including Gaylord Opryland) gross advance group bookings in the third quarter of 2010 for all future periods were 433,980 room nights, a decrease of 11.9 percent when compared to the same period last year. Net of attrition and cancellations, advance bookings in the third quarter of 2010 for all future periods were 240,793 room nights, a decrease of 23.3 percent when compared to the same period last year.
Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment, stated, “The Gaylord brand continued to perform well during the quarter. Our Adjusted Gaylord Hotels financial metrics, which exclude Gaylord Opryland but include the Radisson, showed improvements in RevPAR, Total RevPAR, CCF, and CCF Margin4. These results are positive indicators that both the group customer and the transient leisure customer are growing more confident that the economic environment is improving.
“Our Adjusted Gaylord Hotels RevPAR and Total RevPAR performance is especially encouraging given the fact that pricing remains somewhat pressured in the short-term. However, we believe that rates will begin to improve in the coming quarters as hospitality sector conditions continue to stabilize. We also had another solid quarter for advance bookings, as we booked 433,980 gross advance room nights. Although this number represents a decrease compared to our exceptionally strong third quarter last year when we booked almost 500,000 gross room nights, it does not include in-the-year for-the-year bookings that we would have had at Gaylord Opryland if the property had not been closed due to flood-related damage. For the first three quarters of 2010, we have booked over 692,000 net advance group room nights across our hotels for all future periods. This includes the impact of the flood cancellations at Gaylord Opryland and reflects an 18 percent increase over our net production in the first three quarters of 2009. As of September 30th, we have over 4.8 million net room nights booked for all future years. These are strong, positive signs of our customers’ long-term loyalty to our brand and appreciation for the value of the unique offerings we provide.”
Segment Operating Results
Hospitality
Key components of the Company’s hospitality segment performance in the third quarter of 2010 include:
•	Adjusted Gaylord Hotels RevPAR increased 11.0 percent to $117.66 in the third quarter of 2010 compared to $105.99 in the prior-year quarter. Adjusted Gaylord Hotels Total RevPAR increased 15.1 percent to $305.97 in the third quarter compared to $265.75 in the prior-year quarter.

•	Adjusted Gaylord Hotels CCF increased 22.3 percent in the third quarter to $39.3 million compared to $32.1 million in the prior-year quarter. Adjusted Gaylord Hotels CCF Margin increased 160 basis points to 26.8 percent in the third quarter of 2010 compared to 25.2 percent for the same period last year.

•	Adjusted Gaylord Hotels attrition that occurred for groups that traveled in the third quarter of 2010 was 12.0 percent of the agreed-upon room block compared to 14.7 percent for the same period in 2009. Adjusted Gaylord Hotels in-the-year for-the-year cancellations in the third quarter of 2010 totaled 12,593 room nights compared to 9,692 in the same period of 2009. Adjusted Gaylord Hotels attrition and cancellation fee collections totaled $1.6 million in the third quarter of 2010 compared to $3.8 million for the same period in 2009.
Reed continued, “Our profitability was solid again this quarter, with an Adjusted Gaylord Hotels CCF Margin of 26.8 percent, which is 1.6 percentage points higher than the same period last year. As expected, attrition and cancellation fees declined 57.1 percent, which highlights the strength of our revenue, CCF, and CCF Margin performance.”

At the property level, Gaylord Palms posted revenue of $34.3 million in the third quarter of 2010, a 12.9 percent increase compared to $30.4 million in the prior-year quarter, driven primarily by an 11.0 percentage point increase in occupancy and outside the room spend. The occupancy increase was largely driven by an increase in group business. Average Daily Rate (“ADR”) declined 6.6 percent compared to the third quarter of 2009, as group ADR was impacted by lower contracted rates of groups transferred from Gaylord Opryland and the impact of the significant growth in room supply in the Orlando market over the past 18 months. Third quarter 2010 RevPAR increased 10.5 percent to $100.75 compared to $91.19 in the prior-year quarter. Total RevPAR in the third quarter of 2010 increased 12.9 percent to $265.00 compared to $234.75 in the prior-year quarter. CCF in the third quarter of 2010 increased to $6.6 million compared to $5.7 million in the prior-year quarter, resulting in a CCF Margin of 19.4 percent, an 80 basis point increase compared to 18.6 percent in the prior-year quarter.
Gaylord Texan revenue was $44.1 million in the third quarter of 2010, an increase of 11.6 percent from $39.5 million in the prior-year quarter, driven by an increase in ADR and outside the room revenue. Occupancy for the third quarter of 2010 decreased slightly by 0.3 percentage points compared to the third quarter of 2009. RevPAR in the third quarter of 2010 increased 4.0 percent to $113.46 when compared to $109.13 in the prior-year quarter due to the increase in ADR. Total RevPAR increased 11.6 percent in the third quarter of 2010 to $317.34 compared to $284.38 in the prior-year quarter, driven by an increase in food and beverage revenue. CCF increased 30.9 percent to $14.3 million in the third quarter of 2010, versus $10.9 million in the prior-year quarter, resulting in a 32.3 percent CCF Margin, a 480 basis point increase over the prior-year quarter.
Gaylord National generated revenue of $67.1 million in the third quarter of 2010, a 19.7 percent increase when compared to the prior-year quarter of $56.0 million, due to a significant increase in occupancy, partially offset by a decrease in ADR. Occupancy for the third quarter of 2010 was up 16.7 percentage points to 83.3 percent when compared to 66.6 percent in the prior-year quarter, driven by a decrease in group attrition and the transfer of rooms from Gaylord Opryland. The rooms transferred to Gaylord National as a result of the flooding in Nashville in May were honored at the price originally contracted with Gaylord Opryland and were priced lower than the Washington, D.C. market rate. This rate differential contributed to the 5.5 percent decline in ADR. RevPAR in the third quarter of 2010 increased 18.2 percent to $144.98 when compared to $122.68 in the prior-year quarter. Total RevPAR increased 19.7 percent to $365.29 in the third quarter of 2010 when compared to $305.05 in the prior-year quarter. CCF increased 20.2 percent to $18.3 million in the third quarter of 2010 when compared to $15.2 million in the prior-year quarter. CCF Margin was flat at 27.3 percent in the third quarter when compared to 27.2 percent in the prior-year quarter.
Gaylord Opryland remained closed throughout the third quarter due to flood-related damage. The property is scheduled to reopen on November 15, 2010.
Reed continued, “While the flooding in May represented some significant challenges for our Company and the city of Nashville as a whole, we are proud of how our team responded. The intense efforts of our STARS and our entire team has paid off, and after successfully reopening the Grand Ole Opry at the end of September, we are on pace to reopen Gaylord Opryland on time in mid-November as planned. We are also currently anticipating that the total costs associated with the restoration and reopening of the property will be within the original budget projections we communicated in early June. The fact that we have been able to accomplish this work in such a short period of time and within our budget is a testament to the strong culture that defines our brand, and we are looking forward to welcoming our customers back this month to what we believe they will consider an even more extraordinary property.”
Opry and Attractions
Opry and Attractions segment revenue decreased 33.2 percent to $11.0 million in the third quarter of 2010, compared to $16.5 million in the year-ago quarter. The segment’s CCF decreased to $1.1 million in the third quarter of 2010 from $3.8 million in the prior-year quarter. Opry and Attractions revenue and CCF in the third quarter of 2010 was impacted by the flood damage and temporary closure of certain of Gaylord’s Nashville assets, and a reduction in visitor volume due to the closure of Gaylord Opryland. On September 28, 2010 the Grand Ole Opry show and broadcast returned to its permanent location at the rebuilt and fully-restored Grand Ole Opry House.
Corporate and Other
Corporate and Other operating loss totaled $17.3 million in the third quarter of 2010 compared to an operating loss of $15.0 million in the same period last year. Corporate and Other CCF in the third quarter of 2010 decreased $4.9 million to a loss of $14.1 million compared to a loss of $9.2 million in the same period last year. Third quarter 2010 CCF included approximately $2.5 million in expense associated with amendments to certain executives’ restricted stock unit agreements. For each quarter, the difference between Corporate and Other operating loss and Corporate and Other CCF was primarily due to depreciation and amortization expense and non-cash stock option expense.

Casualty Loss
Net casualty loss expense as a result of the flooding for the third quarter of 2010 totaled $6.0 million. This amount included $1.2 million in non-cash impairment expense related to the write-off of flood-damaged assets, $2.9 million in site remediation expense, $1.1 million in non-capitalized repairs, $0.5 million of other flood-related casualty loss expense and $0.4 million of continuing costs related to the flood-impacted businesses. Casualty loss CCF in the third quarter of 2010 was a loss of $4.8 million.
Development Update
Gaylord Entertainment’s planned resort and convention hotel in Mesa, Arizona remains in the very early stages of planning, and specific details of the property and budget have not yet been determined. The Company anticipates that any expenditure associated with the project will not have a material financial impact in the near-term. With the rebuild and reopening efforts at Gaylord Opryland nearly complete, the Company is increasing its efforts to identify and evaluate opportunities for new unit growth.
Liquidity
As of September 30, 2010, the Company had long-term debt outstanding, including current portion, of $1,157.3 million and unrestricted cash of $135.9 million. At the end of the third quarter of 2010, $300 million of borrowings were undrawn under the Company’s $1.0 billion credit facility, and the lending banks had issued $8.6 million in letters of credit, which left $291.4 million of availability under the credit facility.
Outlook
The following business performance outlook is based on current information as of November 2, 2010. The Company does not expect to update the guidance provided below before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.
Reed concluded, “We are encouraged by the positive signs we continued to see across our business this quarter, particularly the growth in outside the room revenue and improvements in RevPAR and Total RevPAR. These are indicators that the environment is improving and our customers are feeling more confident about spending at our properties and taking advantage of our diverse outside the room offerings. Our strong bookings for future years and the improvements we are seeing in 2011 and 2012 pricing also increase our confidence that our business is well positioned as we look to the future.

“Given our performance thus far and the room nights we have secured for the remainder of 2010, we are reiterating our consolidated CCF guidance for $140-$158 million for full year 2010. Additionally, the performance of our business in 2010 coupled with the bookings and rate data currently on the books for 2011 provides a basis upon which to issue guidance for 2011, which will include Gaylord Opryland at full operational capacity. We are providing 2011 guidance for Adjusted Gaylord Hotels (which excludes Gaylord Opryland, but includes the Radisson) as a RevPAR increase of 7.5 to 9.5 percent and a Total RevPAR increase of 6.5 to 8.5 percent year-over-year. We are providing 2011 guidance for Gaylord Opryland as a RevPAR increase of 13.0 to 15.0 percent and a Total RevPAR increase of 9.0 to 11.0 percent year-over-year. It is important to note that the RevPAR and Total RevPAR growth guidance for Gaylord Opryland is based on a partial year of operation in 2010 due to the flooding in May. Shifting to CCF guidance, as occupancy levels have continued to rise, we have been successful in prudently managing our costs and driving solid profitability margins. Based on our performance, we are providing full year 2011 CCF guidance for Adjusted Gaylord Hotels (which excludes Gaylord Opryland, but includes the Radisson) of $178-$185 million. This includes the impact of a rooms renovation at Gaylord Palms which will result in 39,900 room nights being out of service for 2011. For Gaylord Opryland we are providing 2011 CCF guidance of $73-$77 million. Our 2011 CCF guidance for Opry and Attractions is $12-$14 million and Corporate & Other guidance for CCF in 2011 is a loss of $(48)-$(46) million.
“As the Grand Ole Opry House successfully reopened on September 28, 2010 and we are tracking well against both our budget and our rebuild schedule to successfully reopen Gaylord Opryland on November 15, 2010, we are also reiterating guidance for these and our other flood-damaged Nashville assets.”

Full Year
2011 Guidance
Consolidated Cash Flow
Adjusted Gaylord Hotels	$178 — 185 Million
Gaylord Opryland	$73 — 77 Million
Opry and Attractions	$12 — 14 Million
Corporate and Other	$(48 — 46) Million

Totals	$215 — 230 Million

Adjusted Gaylord Hotels RevPAR	7.5% — 9.5%
Adjusted Gaylord Hotels Total RevPAR	6.5% — 8.5%

Gaylord Opryland RevPAR	13.0% — 15.0%
Gaylord Opryland Total RevPAR	9.0% — 11.0%

Note: Adjusted Gaylord Hotels in the guidance table above excludes Gaylord Opryland, but includes the Radisson; additionally the guidance above assumes 39,900 room nights out of service in 2011 due to the renovation of rooms at Gaylord Palms and 14,240 room nights out of service in 2011 due to the renovation of rooms at the Radisson located in Nashville.
Webcast and Replay
Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with the flood damage to Gaylord Opryland and our other Nashville-area Gaylord facilities, which include significant revenue losses and costs associated with the hotel closure and the rebuilding effort, which, in the aggregate, will exceed the coverage under the Company’s insurance policies; risks inherent in the construction process, including significant financial commitments, the risk of fluctuations in the costs of materials and labor and diversion of management time and attention; effects of the hotel closure including the possible loss of experienced employees, the loss of customer goodwill, uncertainty of future hotel bookings and other negative factors yet to be determined, and risks associated with compliance with the Company’s $1.0 billion credit facility; economic conditions affecting the hospitality business generally, rising labor and benefits costs, the timing of any new development projects, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

[1]	The Company calculates revenue per available room (“RevPAR”) for its hotels by dividing room sales by room nights available to guests for the period.

[2]	The Company calculates total revenue per available room (“Total RevPAR”) for its hotels by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.

[3]	Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as gains on the sale of assets and purchases of our debt. In accordance with generally accepted accounting principles, these items are not included in determining our operating income. The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net (loss) income is presented in the Supplemental Financial Results contained in this press release.

[4]	As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating (loss)/income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 6.75 percent senior notes) is a non-GAAP financial measure which also excludes the impact of preopening costs, impairment charges, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets, and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net (loss) income or segment (or hotel) operating (loss) income is included as part of the Supplemental Financial Results contained in this press release. CCF Margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Senior Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg or Dan Zacchei
Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 446-1892 or (212) 446-1882
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com or dzacchei@sloanepr.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sep. 30,		Sep. 30,
	2010	2009	2010	2009

Revenues	$158,272	$198,513	$556,632	$626,253
Operating expenses:
Operating costs	98,498	121,895	333,799	377,834
Selling, general and administrative (a)	35,648	40,723	113,838	127,027
Casualty loss	6,014	—	37,361	—
Preopening costs	25,474	—	31,714	—
Depreciation and amortization	25,254	29,476	78,276	86,184

Operating (loss) income	(32,616)	6,419	(38,356)	35,208

Interest expense, net of amounts capitalized	(20,334)	(18,676)	(60,929)	(55,505)
Interest income	3,344	3,382	9,852	11,411
Income from unconsolidated companies	—	30	117	147
Net gain on extinguishment of debt	—	—	1,299	24,726
Other gains and (losses), net	377	(84)	217	3,420

(Loss) income before provision for income taxes	(49,229)	(8,929)	(87,800)	19,407

(Benefit) provision for income taxes	(17,403)	(2,656)	(28,125)	11,758

(Loss) income from continuing operations	(31,826)	(6,273)	(59,675)	7,649

Income (loss) from discontinued operations, net of taxes	46	(6,628)	3,325	(7,072)

Net (loss) income	$(31,780)	$(12,901)	$(56,350)	$577

Basic net (loss) income per share:
(Loss) income from continuing operations	$(0.67)	$(0.15)	$(1.27)	$0.19
(Loss) income from discontinued operations, net of taxes	—	(0.16)	0.07	(0.18)

Net (loss) income	$(0.67)	$(0.31)	$(1.20)	$0.01

Fully diluted net (loss) income per share:
(Loss) income from continuing operations	$(0.67)	$(0.15)	$(1.27)	$0.19
(Loss) income from discontinued operations, net of taxes	—	(0.16)	0.07	(0.18)

Net (loss) income	$(0.67)	$(0.31)	$(1.20)	$0.01

Weighted average common shares for the period (b):
Basic	47,173	41,091	47,095	40,979
Fully-diluted	47,173	41,091	47,095	41,209

(a)	Includes non-cash lease expense of $1.5 million for the three months ended September 30, 2010 and 2009, respectively, and $4.4 million and $4.5 million for the nine months ended September 30, 2010 and 2009, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis.

(b)	Reflects 6,000,000 shares of common stock issued in a public offering in the third quarter of 2009.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	Sep. 30,	Dec. 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents — unrestricted	$135,946	$180,029
Cash and cash equivalents — restricted	1,150	1,150
Trade receivables, net	40,381	39,864
Income tax receivable	36,458	28,796
Deferred income taxes	2,328	2,525
Other current assets	57,015	50,768
Current assets of discontinued operations	63	2,444
Total current assets	273,341	305,576

Property and equipment, net of accumulated depreciation	2,152,502	2,149,782
Notes receivable, net of current portion	139,873	142,311
Long-term deferred financing costs	13,860	18,081
Other long-term assets	46,825	44,858
Long-term assets of discontinued operations	388	415

Total assets	$2,626,789	$2,661,023

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,222	$1,814
Accounts payable and accrued liabilities	173,148	148,660
Estimated fair value of derivative liabilities	17,368	—
Current liabilities of discontinued operations	483	3,872

Total current liabilities	192,221	154,346

Long-term debt and capital lease obligations, net of current portion	1,156,039	1,176,874
Deferred income taxes	112,249	100,590
Estimated fair value of derivative liabilities	55	25,661
Other long-term liabilities	129,093	124,377
Long-term liabilities of discontinued operations	451	491
Stockholders’ equity	1,036,681	1,078,684

Total liabilities and stockholders’ equity	$2,626,789	$2,661,023

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
	2010		2009		2010		2009
	$	Margin	$	Margin	$	Margin	$	Margin

Consolidated
Revenue	$158,272	100.0%	$198,513	100.0%	$556,632	100.0%	$626,253	100.0%
Net (loss) income	$(31,780)	-20.1%	$(12,901)	-6.5%	$(56,350)	-10.1%	$577	0.1%
(Income) loss from discontinued operations, net of taxes	(46)	0.0%	6,628	3.3%	(3,325)	-0.6%	7,072	1.1%
(Benefit) provision for income taxes	(17,403)	-11.0%	(2,656)	-1.3%	(28,125)	-5.1%	11,758	1.9%
Other (gains) and losses, net	(377)	-0.2%	84	0.0%	(217)	0.0%	(3,420)	-0.5%
Net gain on extinguishment of debt	—	0.0%	—	0.0%	(1,299)	-0.2%	(24,726)	-3.9%
Income from unconsolidated companies	—	0.0%	(30)	0.0%	(117)	0.0%	(147)	0.0%
Interest expense, net	16,990	10.7%	15,294	7.7%	51,077	9.2%	44,094	7.0%

Operating (loss) income	(32,616)	-20.6%	6,419	3.2%	(38,356)	-6.9%	35,208	5.6%
Depreciation & amortization	25,254	16.0%	29,476	14.8%	78,276	14.1%	86,184	13.8%

Adjusted EBITDA	(7,362)	-4.7%	35,895	18.1%	39,920	7.2%	121,392	19.4%
Pre-opening costs	25,474	16.1%	—	0.0%	31,714	5.7%	—	0.0%
Impairment charges	1,192	0.8%	—	0.0%	42,733	7.7%	—	0.0%
Other non-cash expenses	1,480	0.9%	1,504	0.8%	4,438	0.8%	4,514	0.7%
Stock option expense	664	0.4%	3,746	1.9%	2,119	0.4%	6,994	1.1%
Other gains and (losses), net	377	0.2%	(84)	0.0%	217	0.0%	3,420	0.5%
Loss on sales of assets	65	0.0%	84	0.0%	339	0.1%	139	0.0%

CCF	$21,890	13.8%	$41,145	20.7%	$121,480	21.8%	$136,459	21.8%

Adjusted Hospitality segment (excludes Gaylord Opryland and Other, includes Nashville Radisson) (a)
Revenue	$146,828	100.0%	$127,503	100.0%	$447,582	100.0%	$418,801	100.0%
Operating income	20,605	14.0%	10,861	8.5%	73,536	16.4%	59,695	14.3%
Depreciation & amortization	16,968	11.6%	19,576	15.4%	50,999	11.4%	56,821	13.6%
Other non-cash expenses	1,480	1.0%	1,504	1.2%	4,438	1.0%	4,514	1.1%
Stock option expense	236	0.2%	189	0.1%	662	0.1%	729	0.2%
Other gains and (losses), net	—	0.0%	(7)	0.0%	(247)	-0.1%	(149)	0.0%
Loss on sales of assets	—	0.0%	7	0.0%	247	0.1%	42	0.0%

CCF	$39,289	26.8%	$32,130	25.2%	$129,635	29.0%	$121,652	29.0%

Galyord Palms, Texan and National (excludes Gaylord Opryland, Nashville Radisson and Other) (a)
Revenue	$145,474	100.0%	$125,914	100.0%	$443,224	100.0%	$413,551	100.0%
Operating income	20,657	14.2%	10,663	8.5%	73,288	16.5%	58,989	14.3%
Depreciation & amortization	16,815	11.6%	19,412	15.4%	50,529	11.4%	56,332	13.6%
Other non-cash expenses	1,480	1.0%	1,504	1.2%	4,438	1.0%	4,514	1.1%
Stock option expense	236	0.2%	189	0.2%	662	0.1%	729	0.2%
Other gains and (losses), net	—	0.0%	(7)	0.0%	(247)	-0.1%	(149)	0.0%
Loss on sales of assets	—	0.0%	7	0.0%	247	0.1%	42	0.0%

CCF	$39,188	26.9%	$31,768	25.2%	$128,917	29.1%	$120,457	29.1%

Gaylord Opryland (a)
Revenue	$10	100.0%	$54,495	100.0%	$75,642	100.0%	$164,334	100.0%
Operating (loss) income	(28,604)	n/a	8,101	14.9%	(27,498)	-36.4%	18,429	11.2%
Depreciation & amortization	4,862	n/a	6,164	11.3%	16,403	21.7%	18,351	11.2%
Pre-opening costs	23,752	n/a	—	0.0%	29,831	39.4%	—	0.0%
Stock option expense	—	0.0%	106	0.2%	154	0.2%	449	0.3%
Other gains and (losses), net	(7)	-70.0%	—	0.0%	(6)	0.0%	—	0.0%
Loss on sales of assets	7	70.0%	—	0.0%	6	0.0%	—	0.0%

CCF	$10	100.0%	$14,371	26.4%	$18,890	25.0%	$37,229	22.7%

Other Hospitality (a)
Revenue	$396	100.0%	$23	100.0%	$625	100.0%	$38	100.0%
Operating income (loss)	339	85.6%	(139)	-604.3%	478	76.5%	(273)	-718.4%
Depreciation & amortization	36	9.1%	136	591.3%	126	20.2%	242	636.8%
Other gains and (losses), net	—	0.0%	(62)	-269.6%	—	0.0%	(54)	-142.1%
Loss on sales of assets	—	0.0%	62	269.6%	—	0.0%	54	142.1%

CCF	$375	94.7%	$(3)	-13.0%	$604	96.6%	$(31)	-81.6%

Opry and Attractions segment (a)
Revenue	$11,011	100.0%	$16,472	100.0%	$32,702	100.0%	$43,010	100.0%
Operating (loss) income	(1,630)	-14.8%	2,643	16.0%	(1,537)	-4.7%	2,863	6.7%
Depreciation & amortization	1,019	9.3%	1,121	6.8%	3,439	10.5%	3,494	8.1%
Pre-opening costs	1,722	15.6%	—	0.0%	1,883	5.8%	—	0.0%
Stock option expense	7	0.1%	57	0.3%	72	0.2%	190	0.4%
Other gains and (losses), net	—	0.0%	2	0.0%	(32)	-0.1%	3,613	8.4%
(Gain) loss on sales of assets	—	0.0%	(2)	0.0%	32	0.1%	(2)	0.0%

CCF	$1,118	10.2%	$3,821	23.2%	$3,857	11.8%	$10,158	23.6%

Corporate and Other segment (a)
Revenue	$27		$20		$81		$70
Operating loss	(17,312)		(15,047)		(45,974)		(45,506)
Depreciation & amortization	2,369		2,479		7,309		7,276
Stock option expense	411		3,394		1,148		5,626
Other gains and (losses), net	376		(17)		380		10
Loss on sales of assets	58		17		54		45

CCF	$(14,098)		$(9,174)		$(37,083)		$(32,549)

Casualty Loss (a)
Casualty loss expense	$(6,014)		$—		$(87,361)		$—
Insurance proceeds	—		—		50,000		—

Operating loss	(6,014)		—		(37,361)		—
Impairment charges	1,192		—		42,733		—
Stock option expense	10		—		83		—
Other gains and (losses), net	8		—		122		—

CCF	$(4,804)		$—		$5,577		$—

(a)	Individual segments exclude effect of Casualty Loss, which is shown separately

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2010	2009	2010	2009
HOSPITALITY OPERATING METRICS:

Adjusted Hospitality Segment (excludes Gaylord Opryland and Other, includes Nashville Radisson)
Occupancy	74.7%	66.2%	72.6%	65.4%
Average daily rate (ADR)	$157.57	$160.08	$171.71	$181.77
RevPAR	$117.66	$105.99	$124.69	$118.80
OtherPAR	$188.31	$159.76	$189.63	$175.34
Total RevPAR	$305.97	$265.75	$314.32	$294.14

Revenue	$146,828	$127,503	$447,582	$418,801
CCF	$39,289	$32,130	$129,635	$121,652
CCF Margin	26.8%	25.2%	29.0%	29.0%

Gaylord Palms, Texan and National (excludes Gaylord Opryland, Nashville Radisson and Other)

Occupancy	76.5%	66.6%	74.1%	65.8%
Average daily rate (ADR)	$160.37	$164.33	$175.18	$186.72
RevPAR	$122.63	$109.50	$129.75	$122.83
OtherPAR	$199.22	$169.12	$200.71	$185.53
Total RevPAR	$321.85	$278.62	$330.46	$308.36

Revenue	$145,474	$125,914	$443,224	$413,551
CCF	$39,188	$31,768	$128,917	$120,457
CCF Margin	26.9%	25.2%	29.1%	29.1%

Gaylord Opryland (a)

Occupancy	0.0%	66.5%	65.0%	62.4%
Average daily rate (ADR)	$—	$142.46	$145.15	$150.55
RevPAR	$—	$94.69	$94.41	$94.01
OtherPAR	$—	$111.05	$122.73	$115.08
Total RevPAR	$—	$205.74	$217.14	$209.09

Revenue	$10	$54,495	$75,642	$164,334
CCF	$10	$14,371	$18,890	$37,229
CCF Margin	100.0%	26.4%	25.0%	22.7%

Gaylord Palms

Occupancy	71.0%	60.0%	72.5%	66.6%
Average daily rate (ADR)	$141.86	$151.94	$160.46	$178.35
RevPAR	$100.75	$91.19	$116.31	$118.87
OtherPAR	$164.25	$143.56	$184.42	$182.02
Total RevPAR	$265.00	$234.75	$300.73	$300.89

Revenue	$34,279	$30,365	$115,433	$115,493
CCF	$6,642	$5,660	$31,696	$33,578
CCF Margin	19.4%	18.6%	27.5%	29.1%

Gaylord Texan

Occupancy	72.5%	72.8%	72.5%	65.4%
Average daily rate (ADR)	$156.39	$149.86	$163.51	$167.41
RevPAR	$113.46	$109.13	$118.48	$109.53
OtherPAR	$203.88	$175.25	$212.18	$189.84
Total RevPAR	$317.34	$284.38	$330.66	$299.37

Revenue	$44,115	$39,532	$136,398	$123,470
CCF	$14,250	$10,887	$45,148	$36,285
CCF Margin	32.3%	27.5%	33.1%	29.4%

Gaylord National

Occupancy	83.3%	66.6%	76.4%	65.4%
Average daily rate (ADR)	$174.12	$184.17	$193.41	$207.33
RevPAR	$144.98	$122.68	$147.74	$135.69
OtherPAR	$220.31	$182.37	$203.50	$184.71
Total RevPAR	$365.29	$305.05	$351.24	$320.40

Revenue	$67,079	$56,016	$191,393	$174,588
CCF	$18,296	$15,223	$52,073	$50,596
CCF Margin	27.3%	27.2%	27.2%	29.0%

Nashville Radisson

Occupancy	45.6%	59.3%	49.2%	58.5%
Average daily rate (ADR)	$81.26	$82.58	$86.92	$91.57
RevPAR	$37.03	$48.98	$42.76	$53.56
OtherPAR	$11.56	$8.06	$9.93	$9.91
Total RevPAR	$48.59	$57.04	$52.69	$63.47

Revenue	$1,355	$1,590	$4,358	$5,250
CCF	$101	$360	$718	$1,193
CCF Margin	7.5%	22.6%	16.5%	22.7%

Other Hospitality (b)

Occupancy	0.0%	0.0%	0.0%	0.0%
Average daily rate (ADR)	$—	$—	$—	$—
RevPAR	$—	$—	$—	$—
OtherPAR	$—	$—	$—	$—
Total RevPAR	$—	$—	$—	$—

Revenue	$396	$23	$625	$38
CCF	$375	$(3)	$604	$(31)
CCF Margin	94.7%	-13.0%	96.6%	-81.6%

(a)	Gaylord Opryland 2010 statistics are through May 2, 2010.

(b)	Includes other hospitality revenue and expense.

Gaylord Entertainment Company and Subsidiaries
Reconciliation of Forward-Looking Statements
Unaudited
(in thousands)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	GUIDANCE RANGE
	FULL YEAR 2010
	Low	High
Gaylord Entertainment Company
Estimated Operating Income/(Loss)	($27,500)	($20,000)
Estimated Depreciation & Amortization	105,000	107,000

Estimated Adjusted EBITDA	$77,500	$87,000
Estimated Pre-Opening Costs	$54,000	$59,000
Estimated Non-Cash Lease Expense	$5,700	$5,900
Estimated Stock Option Expense	$2,800	$3,100
Estimated Gains/(Losses), Net	0	3,000

Estimated CCF	$140,000	$158,000

Gaylord Entertainment Company and Subsidiaries
Reconciliation of Forward-Looking Statements
Unaudited
(in thousands)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	GUIDANCE RANGE
	FULL YEAR 2011
Adjusted Gaylord Hotels	Low	High
Estimated Operating Income/(Loss)	$102,000	$105,300
Estimated Depreciation & Amortization	69,400	72,000

Estimated Adjusted EBITDA	$171,400	$177,300
Estimated Pre-Opening Costs	0	0
Estimated Non-Cash Lease Expense	5,800	6,000
Estimated Stock Option Expense	800	1,200
Estimated Gains/(Losses), Net	0	500

Estimated CCF	$178,000	$185,000

Gaylord Opryland	Low	High
Estimated Operating Income/(Loss)	$46,000	$47,400
Estimated Depreciation & Amortization	26,850	28,600

Estimated Adjusted EBITDA	$72,850	$76,000
Estimated Pre-Opening Costs	0	0
Estimated Non-Cash Lease Expense	0	0
Estimated Stock Option Expense	150	650
Estimated Gains/(Losses), Net	0	350

Estimated CCF	$73,000	$77,000

Opry and Attractions segment
Estimated Operating Income/(Loss)	$7,000	$8,300
Estimated Depreciation & Amortization	4,900	5,400

Estimated Adjusted EBITDA	$11,900	$13,700
Estimated Pre-Opening Costs	0	0
Estimated Stock Option Expense	100	250
Estimated Gains/(Losses), Net	0	50

Estimated CCF	$12,000	$14,000

Corporate and Other segment
Estimated Operating Income/(Loss)	($63,500)	($60,500)
Estimated Depreciation & Amortization	13,500	13,000

Estimated Adjusted EBITDA	($50,000)	($47,500)
Estimated Stock Option Expense	1,800	1,500
Estimated Gains/(Losses), Net	200	0

Estimated CCF	($48,000)	($46,000)

Note: Adjusted Gaylord Hotels excludes Gaylord Opryland, but includes the Radisson